CONSENT OF INDEPENDENT AUDITORS

Roanoke Technology Corp.
Roanoke Rapids, North Carolina

We have issued our report dated February 3, 2003, relating to the financial statements of Roanoke Technology Corp. for the years ended October 31, 2002 and October 31, 2001 appearing in the Company’s Form 10-K. Such reports have been incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

Gately & Associates, LLC

By:   /s/    James P. Gately

James P. Gately, CPA

Orlando, Florida
February 18, 2003